Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Announces a Cash Dividend of $0.06 Per Share

Moline, IL, November 14, 2019, QCR Holdings, Inc. (NASDAQ: QCRH) today announced that on November 13, 2019 the Company’s board of directors declared a cash dividend of $0.06 per share payable on January 2, 2020, to holders of common stock of the Company of record on December 20, 2019.

About Us

QCRH, headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Rockford, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005 and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of September 30, 2019, the Company had approximately $5.3 billion in assets, $3.6 billion in loans and $3.8 billion in deposits. The Company previously announced a definitive agreement to sell substantially all of the assets of Rockford Bank & Trust to Illinois Bank & Trust, a subsidiary of Heartland Financial USA, Inc.  The sale is expected to close in the fourth quarter of 2019, subject to customary closing conditions.  For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Christopher J. Lindell
President	Executive Vice President
Chief Operating Officer	Corporate Communications
Chief Financial Officer	(319) 743-7006
(309) 743-7745	clindell@qcrh.com
tgipple@qcrh.com